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EXHIBIT 4.02

EXECUTION COPY

        THE STEAK N SHAKE COMPANY

AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

$10,000,000	7.70% Series B Senior Notes due September 27, 2005
$ 5,000,000	7.40% Series C Senior Notes due September 27, 2005
$ 5,000,000	7.72% Series D Senior Notes due August 23, 2006
$ 5,000,000	7.83% Series E Senior Notes due August 23, 2006
$ 5,000,000	7.20% Series F Senior Notes due August 23, 2007
$ 5,000,000	8.29% Series G Senior Notes due August 23, 2010
$ 5,000,000	7.19% Series H Senior Notes due February 23, 2008

$75,000,000

Private Shelf Facility

Dated as of September 20, 2002

TABLE OF CONTENTS
(not part of agreement)

i

	6C(6).	Merger and Consolidation	11
	6C(7).	Transfer of Assets	11
	6C(8).	Sale or Discount of Receivables	11
	6C(9).	Related Party Transactions	12
7.	EVENTS OF DEFAULT		12
	7A.	Acceleration	12
	7B.	Rescission of Acceleration	13
	7C.	Notice of Acceleration or Rescission	14
	7D.	Other Remedies	14
8.	REPRESENTATIONS, COVENANTS AND WARRANTIES		14
	8A.	Organization	14
	8B.	Financial Statements	14
	8C.	Actions Pending	14
	8D.	Outstanding Debt	15
	8E.	Title to Properties	15
	8F.	Taxes	15
	8G.	Conflicting Agreements and Other Matters	15
	8H.	Offering of Notes	15
	8I.	Use of Proceeds	15
	8J.	ERISA	16
	8K.	Governmental Consent	16
	8L.	Environmental Compliance	16
	8M.	Regulatory Status	16
	8N.	Disclosure	16
	8O.	Hostile Tender Offers	16
9.	REPRESENTATIONS OF THE PURCHASERS		16
	9A.	Nature of Purchase	16
	9B.	Source of Funds	17
10.	DEFINITIONS; ACCOUNTING MATTERS		18
	10A.	Yield-Maintenance Terms	18
	10B.	Other Terms	19
	10C.	Accounting Principles, Terms and Determinations	24
11.	MISCELLANEOUS		24
	11A.	Note Payments	24
	11B.	Expenses	24
	11C.	Consent to Amendments	25
	11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	25
	11E.	Persons Deemed Owners; Participations	25
	11F.	Survival of Representations and Warranties; Entire Agreement	26
	11G.	Successors and Assigns	26
	11H.	Independence of Covenants	26
	11I.	Notices	26
	11J.	Payments Due on Non-Business Days	26
	11K.	Severability	26
	11L.	Descriptive Headings	26
	11M.	Satisfaction Requirement	26
	11N.	Governing Law	27
	11O.	Severalty of Obligations	27
	11P.	Counterparts	27
	11Q.	Binding Agreement	28

ii

Exhibits and Schedules

Purchaser Schedule
Information Schedule
Exhibit A	—	Form of Shelf Note
Exhibit B	—	Form of Request for Purchase
Exhibit C	—	Form of Confirmation of Acceptance
Exhibit D	—	Form of Opinion of Company Counsel
Exhibit E	—	Disbursement Direction Letter
Schedule 6C(1)	—	Capitalized Lease Obligations
Schedule 8G	—	Agreements Restricting Debt

iii

The Steak N Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana 46204

As of September 20, 2002

Prudential Investment Management, Inc. ("Prudential")
The Prudential Insurance Company
of America ("PICA")
Each Prudential Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided (together with PICA, the
"Purchasers")

c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Ladies and Gentlemen:

        The undersigned, The Steak N Shake Company, formerly known as Consolidated Products, Inc. (herein called the "Company"), a corporation organized and existing under the laws of the State of Indiana, hereby agrees with you as set forth below.

        1.    AUTHORIZATION OF ISSUE OF NOTES.

        1A.    Amendment and Restatement.    Effective as of the date hereof, the parties agree that this agreement amends and restates in its entirety that certain Note Purchase and Private Shelf Agreement dated as of September 27, 1995 (as amended from time to time prior to the date hereof, the "Existing Shelf Agreement") between the Company and Prudential pursuant to which the Series B Notes, the Series C Notes, the Series D Notes, the Series E Notes, the Series F Notes, the Series G Notes and the Series H Notes were issued. The Available Facility Amount hereunder is $75,000,000 as described in greater detail in paragraph 2B (1) below. From and after the effectiveness of this Agreement, the Existing Shelf Agreement shall be of no force or effect whatsoever except to evidence the terms pursuant to which the Series B Notes, The Series C Notes, the Series D Notes, the Series E Notes, the Series F Notes, the Series G Notes and the Series H Notes were originally issued.

        1B.    Authorization of Issue of Shelf Notes.    The Company will authorize the issue of its additional senior promissory notes (the "Shelf Notes") in the aggregate principal amount of $75,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 8 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A attached hereto. The terms "Shelf Note" and "Shelf Notes" as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms "Note" and "Notes" as used herein shall include the Existing Notes and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note's ultimate predecessor Note was issued), are herein called a "Series" of Notes.

        2.    PURCHASE AND SALE OF NOTES.

        2A.    [Intentionally Omitted].

        2B.    Purchase and Sale of Shelf Notes.

        2B(1).    Facility.    Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase by Prudential Affiliates of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the "Facility". At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the "Available Facility Amount" at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A CAPITAL COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

        2B(2).    Issuance Period.    Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the "Issuance Period".

        2B(3).    Request for Purchase.    The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a "Request for Purchase"). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than five (5) Business Days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default and (vii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

        2B(4).    Rate Quotes.    Not later than five (5) Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:00 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a "Quotation"). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

        2B(5).    Acceptance.    Within 30 minutes after Prudential shall have provided any Quotation pursuant to paragraph 2B(4) or such shorter period as Prudential may specify to the Company (such period herein called the "Acceptance Window"), the Company may, subject to paragraph 2B(6), elect to accept such Quotation as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such Quotation, specifying the Shelf Notes (each such Shelf Note being herein called an "Accepted Note") as to which such acceptance (herein called an "Acceptance") relates. The day the Company notifies Prudential of an Acceptance with respect to any

Accepted Notes is herein called the "Acceptance Day" for such Accepted Notes. Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a "Confirmation of Acceptance"). If the Company should fail to execute and return to Prudential within three (3) Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

        2B(6).    Market Disruption.    Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided Quotation pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such Quotation shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

        2B(7).    Facility Closings.    Not later than 11:30 A.M. (Chicago local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention: Law Department, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., Chicago local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the "Rescheduled Closing Day")) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., Chicago local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

        2B(8).    Fees.

        2B(8)(i).    Facility Fee.    In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (herein called the "Facility Fee") in the amount of $50,000.00.

        2B(8)(ii).    Issuance Fee.    The Company will pay to Prudential in immediately available funds a fee (herein called the "Issuance Fee" on each Closing Day in an amount equal to 0.15% of the aggregate principal amount of

Notes sold on such Closing Day, provided that the Facility Fee shall be applied as a credit toward any Issuance Fee due and payable with respect to any Shelf Notes that are issued prior to November 30, 2002.

        2B(8)(iii).    Delayed Delivery Fee.    If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the "Delayed Delivery Fee") calculated as follows:

(BEY—MMY) X DTS/360 X PA

where "BEY" means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; "MMY" means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); "DTS" means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "PA" means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

        2B(8)(iv).    Cancellation Fee.    If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the "Cancellation Date"), the Company will pay to Prudential in immediately available funds an amount (the "Cancellation Fee") calculated as follows:

PI X PA

where "PI" means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "PA" has the meaning ascribed to it in paragraph 2A(8)(iii). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

        3.    CONDITIONS OF CLOSING.    The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

        3A.    Certain Documents.    Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:

            (i)    This Agreement;

            (ii)  The Shelf Note(s) to be purchased by such Purchaser;

            (iii)  Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Shelf Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Shelf Notes;

            (iv)  A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Shelf Notes and the other documents to be delivered hereunder;

            (v)  Certified copies of the Certificate of Incorporation and By-laws of the Company.

            (vi)  A favorable opinion of the General Counsel of the Company (or such other counsel designated by the Company and acceptable to the Purchaser(s)) satisfactory to such Purchaser and substantially in the form of Exhibit D attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Shelf Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

            (vii) A good standing certificate for the Company from the Secretary of State of Indiana dated of a recent date and such other evidence of the status of the Company as such Purchaser may reasonably request.

            (viii)    Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

        3B.    Opinion of Purchaser's Special Counsel.    Such Purchaser shall have received from Kira E. Druyan, Corporate Counsel of Prudential or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

        3C.    Representations and Warranties; No Default.    The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on such Closing Day no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officer's Certificate, dated such Closing Day, to both such effects.

        3D.    Purchase Permitted by Applicable Laws.    The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

        3E.    Payment of Fees.    The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Facility Fee due pursuant to paragraph 2B(8)(i), any Issuance Fee due pursuant to paragraph 2B(8)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

        3F.    Legal Matters.    Counsel for the Purchasers shall be satisfied as to all legal matters relating to such purchase and sale.

        4.    PREPAYMENTS.    The Existing Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively. The Existing Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4B.

        4A.    Required Prepayments of Existing Notes.

            (i)    Until the Series B Notes shall be paid in full, the Company shall apply to the prepayment of the Series B Notes, without Yield-Maintenance Amount, the sum of (i) $1,261,904.76 on September 27, 2002 and (ii) $1,428,571.43 on September 27 of the years 2003 and 2004 and such principal amounts of the Series B Notes, together with interest thereon to the payment dates, shall become due on such payment dates. The remaining unpaid principal amount of the Series B Notes, together with any accrued and unpaid interest, shall become due on the maturity date of the Series B Notes.

            (ii)  Until the Series C Notes shall be paid in full, the Company shall apply to the prepayment of the Series C Notes, without Yield-Maintenance Amount, the sum of (i) $555,555.56 on September 27, 2002 and (ii) $750,555.56 on September 27 of the years 2003 and 2004 and such principal amounts of the Series C Notes, together with interest thereon to the payment dates, shall become due on such payment dates. The remaining unpaid principal amount of the Series C Notes, together with any accrued and unpaid interest, shall become due on the maturity date of the Series C Notes.

            (iii)  Until the Series D Notes shall be paid in full, the Company shall apply to the prepayment of the Series D Notes, without Yield-Maintenance Amount, the sum of $714,285.71 on August 23 of each year, commencing on August 23, 2003 through and including August 23, 2006 and such principal amount of the Series D Notes, together with interest thereon to the payment dates, shall become due on such payment dates. Any remaining unpaid principal amount of the Series D Notes, together with interest accrued thereon, shall become due on the maturity date of the Series D Notes.

            (iv)  Until the Series E Notes shall be paid in full, the Company shall apply to the prepayment of the Series E Notes, without Yield-Maintenance Amount, the sum of $714,285.71 on August 23 of each year, commencing on August 23, 2003 through and including August 23, 2006 and such principal amount of the Series E Notes, together with interest thereon to the payment dates, shall become due on such payment dates. Any remaining unpaid principal amount of the Series E Notes, together with interest accrued thereon, shall become due on the maturity date of the Series E Notes.

            (v)  Until the Series F Notes shall be paid in full, the Company shall apply to the prepayment of the Series F Notes, without Yield-Maintenance Amount, the sum of $714,285.71 on August 23 of each year, commencing on August 23, 2003 through and including August 23, 2007 and such principal amount of the Series F Notes, together with interest thereon to the payment dates, shall become due on such payment dates. Any remaining unpaid principal amount of the Series F Notes, together with interest accrued thereon, shall become due on the maturity date of the Series F Notes.

            (vi)  Until the Series G Notes shall be paid in full, the Company shall apply to the prepayment of the Series G Notes, without Yield-Maintenance Amount, the sum of $714,285.71 on August 23 of each year, commencing on August 23, 2004 through and including August 23, 2010 and such principal amount of the Series G Notes, together with interest thereon to the payment dates, shall become due on such payment dates. Any remaining unpaid principal amount of the Series G Notes, together with interest accrued thereon, shall become due on the maturity date of the Series G Notes.

            (vii) Until the Series H Notes shall be paid in full, the Company shall apply to the prepayment of the Series H Notes, without Yield-Maintenance Amount, the sum of $1,000,000 on February 23 of each year, commencing on February 23, 2004 through and including February 23, 2008 and such principal amount of the Series H Notes, together with interest thereon to the payment dates, shall become due on such payment dates. Any remaining unpaid principal amount of the Series H Notes, together with interest accrued thereon, shall become due on the maturity date of the Series H Notes.

        4B.    Required Prepayments of Shelf Notes.    Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

        4C.    Optional Prepayment With Yield-Maintenance Amount.    The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4C shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

        4D.    Notice of Optional Prepayment.    The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4C irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4C, give telephonic notice of the principal amount of the

Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

        4E.    Application of Prepayments.    In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.

        4F.    Retirement of Notes.    The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4C or upon exercise of the put option pursuant to paragraph 5G or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4E.

        5.    AFFIRMATIVE COVENANTS.    During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:

        5A.    Financial Statements; Notice of Defaults.    The Company covenants that it will deliver to each Significant Holder in triplicate:

            (i)    as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year consolidating and consolidated statements of income, and cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments;

            (ii)  as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, as to the consolidated statements, reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Required Holder(s) and, as to the consolidating statements, certified by an authorized financial officer of the Company;

            (iii)  promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports (other than Form 3, Form 4 or Form 144) which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

            (iv)  promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary; and

            (v)  with reasonable promptness, such other information as such holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail)

compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A, 6C(2), 6C(3), 6C(4), 6C(6), and 6C(8) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

        The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

        5B.    Information Required by Rule 144A.    The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

        5C.    Inspection of Property.    The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense, if no Default or Event of Default exists and at the Company's expense if a Default or Event of Default exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request.

        5D.    Covenant to Secure Notes Equally.    The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

        5E.    Maintenance of Insurance.    The Company covenants that it and each Subsidiary will maintain, with financially sound and reputable insurers, insurance on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) and against such liabilities and hazards as customarily is maintained by the other companies operating similar businesses. Together with each delivery of financial statements under paragraph 5A, the Company will, upon the request of any Significant Holder, deliver an Officer's Certificate specifying the details of such insurance in effect.

        5F.    Compliance with Environmental Laws.    The Company covenants that it will, and will cause each of the Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Laws, except where noncompliance would not materially and adversely affect the business, condition (financial or otherwise) or operations of the Company and the Subsidiaries taken as a whole.

        5G.    Change in Control Put Option.    The Company covenants that within three Business Days after any Responsible Officer shall obtain knowledge of the occurrence of a Change in Control Event, the Company shall provide each holder of Notes written notice thereof, describing in reasonable detail the facts and circumstances constituting such Change in Control Event. Following the occurrence of any Change in Control Event, if at any time prior to 15 Business Days after receipt of notice thereof, the holder of any Note requests in writing that the Company purchase the Note(s) held by such holder, the Company shall, on the 20th Business Day after such receipt of such notice, purchase (and each such holder thereof shall sell) such Note(s) at a purchase price equal to the aggregate outstanding principal amount thereof, together with interest thereon to the date of purchase and the Yield- Maintenance Amount, if any, with respect thereto. Each Purchaser of a Note hereby irrevocably relinquishes for itself, but not for any subsequent holder of such Note, the right to sell its Note pursuant to this paragraph 5G unless either (i) on or after the earlier of the date upon which (a) the Change of Control Event is first publicly announced or (b) the Change of Control Event occurs, and within one year after such date, (i) the aggregate amount of all Debt of the Company and its Subsidiaries permitted by clauses (iii), (iv), and (iv) of paragraph 6C(2) is greater than or equal to 135% of EBITDA, such calculation being made on a rolling four-quarter basis or (ii) any other holder of Notes makes a request to have any Note purchased by the Company pursuant to this paragraph 5G, in which event such Purchaser may request that the Company purchase the Notes held by such Purchaser pursuant to this paragraph 5G at any time prior to 5 Business Days after receipt by such Purchaser of notice of the occurrence of an event described in clause (i) or (ii). The Company agrees to notify in writing the holders of the Notes promptly, but in any event within 2 Business Days, following the occurrence of an event described in clause (i) or (ii).

        No holder of any Note to be sold pursuant to the paragraph 5G shall be required to make any representation or warranty in connection with such sale, other than with respect to its ownership of its Note.

        5H.    Most Favored Lender.    Unless otherwise specified in writing by the Required Holder(s), the Company will not, and will not permit any Subsidiary to, agree to, with or for the benefit of the holder(s) of any other Debt of the Company or any Subsidiary or with or for the benefit of Persons with commitments to provide loans or other financial accommodations to the Company or any Subsidiary, any financial or restrictive covenants or events of default which are more restrictive than, or in addition to, the financial or negative covenants or Events of Default contained in this Agreement, unless the Company has entered into, or has caused such Subsidiary to enter into, an agreement with the holders of the Notes, in form and substance reasonably satisfactory to the holders of the Notes, whereby such financial or negative covenants or events of default are added to this Agreement for the benefit of the Notes, and any conditions precedent to the effectiveness of such agreement have been satisfied.

        6.    NEGATIVE COVENANTS.    During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

        6A.    Debt Service Coverage Ratio.    The Company will not permit the Debt Service Coverage Ratio to be less than 1.25 to 1.00 at any time.

        6B.    Issuance of Stock by Subsidiaries.    The Company covenants that it will not permit any Subsidiary to issue, sell or dispose of any shares of its stock of any class except to the Company or a Wholly-Owned Subsidiary, and except to the extent that holders of minority interests may be entitled to purchase stock by reason of preemptive rights and except that any Subsidiary which does not own any shares of stock of any others Subsidiary may issue to Persons other than the Company or another Subsidiary shares of stock of a class which has no priority over any other class as to dividends or in liquidation if, after giving affect thereto, the issuing corporation shall continue to be a Subsidiary and no Default or Event of Default would exist.

        6C.    Lien, Debt and Other Restrictions.    The Company will not and will not permit any Subsidiary to:

        6C(1).    Liens.    Create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D), except:

            (i)    Liens for taxes, assessments or other governmental charges not yet due or which are being actively contested in good faith by appropriate proceedings,

            (ii)  other Liens incidental to the conduct of its business or the ownership of its property and assets (including workers' compensation liens, mechanics' liens and materialmens' liens) which do not secure Debt and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

            (iii)  Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or to a Wholly-Owned Subsidiary,

            (iv)  Liens securing Debt of Subsidiaries evidenced by Capitalized Lease Obligations existing on the date hereof and identified on Schedule 6C(1) hereto, and

            (v)  other Liens securing Debt which is permitted by paragraph 6C(2);

        6C(2).    Debt.    Create, incur, assume or suffer to exist any Debt, except:

            (i)    Debt of any Subsidiary to the Company or a Wholly-Owned Subsidiary,

            (ii)  Debt of the Company to any Wholly-Owned Subsidiary,

            (iii)  Debt evidenced by the Notes,

            (iv)  Debt of Subsidiaries evidenced by Capitalized Lease Obligations existing on the date hereof, in individual principal amounts not in excess of the amounts outstanding on the date hereof (which principal amounts in aggregate shall be less than $10,000,000) and as identified on Schedule 6C(1) hereto, and

            (v)  other Debt of the Company or Subsidiaries, so long as Priority Debt at no time exceeds 20% of Consolidated Tangible Net Worth;

provided that for each period of four (4) consecutive fiscal quarters commencing with the period of four (4) consecutive fiscal quarters ending on September 30, 2002, the Company shall, at all times maintain a ratio of Debt to EBITDA (the "Leverage Ratio") not exceeding 2.00 to 1.00, provided, however, that should the Company fail to obtain an amendment to Section 5(g)(i) of the Credit Agreement satisfactory to the Required Holders, the Company covenants that, at all times after June 30, 2003, it will maintain a Leverage Ratio not exceeding 1.50 to 1.00.

        6C(3).    Consolidated Net Worth.    The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than $150,000,000.

        6C(4).    Loans, Advances and Investments.    Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

          (i)    stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary,

          (ii)  (a) direct obligations of, or obligations guaranteed by, the United States of America maturing not more than five (5) years from the date of purchase thereof and (b) investments in commercial paper rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation maturing not more than one year from the date of purchase thereof,

          (iii)  demand and time deposits with, and certificates of deposit and banker's acceptances issued by (or repurchase agreements with respect to the foregoing with), any commercial bank (a) organized under the laws of Canada, the United States or any of its states and (b) having equity capital in excess of $100,000,000, in each case (x) payable in the United States in United States dollars, and (y) which mature within one year from the date acquired,

          (iv)  stock, obligations or securities of a Subsidiary or of a corporation which immediately after such purchase or acquisition will be a Subsidiary,

          (v)  travel and other like advances to officers and employees of the Company or a Subsidiary in the ordinary course of business,

          (vi)  repurchases by the Company of no more than 6,000,000 shares of the Company's common stock; and

          (vii) other loans, advances and investments, provided that the aggregate amount thereof, at original cost, at no time exceeds an amount equal to 15% of Consolidated Tangible Net Worth.

        6C(5).    Sale of Stock and Debt of Subsidiaries.    Sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any Subsidiary, except (i) to the Company or a Wholly-Owned Subsidiary, and (ii) that all shares of stock and Debt of any Subsidiary at the time owned by or owed to the Company and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock and Debt so sold; provided that (a) such sale or other disposition, if treated as a Transfer of assets of such Subsidiary, would be permitted by paragraph 6C(6) and (b) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Debt of any other Subsidiary (unless all of the shares of stock and Debt of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this paragraph 6C(4));

        6C(6).    Merger and Consolidation.    Merge or consolidate with or into any other Person, except that:

          (i)    any Subsidiary may merge or consolidate with or into the Company, provided that the Company is the continuing or surviving corporation,

          (ii)  any Subsidiary may merge or consolidate with or into a Wholly-Owned Subsidiary, and

          (iii)  the Company may merge with any other solvent corporation, so long as the Company shall be the continuing or surviving corporation, provided that no Default or Event of Default exists or would exist immediately after giving effect to any such merger;

        6C(7).    Transfer of Assets.    Transfer any of its assets except that:

          (i)    the Company and Subsidiaries may sell assets in the ordinary course of business,

          (ii)  any Subsidiary may Transfer assets to the Company or a Wholly-Owned Subsidiary, and

          (iii)  the Company or any Subsidiary may otherwise Transfer assets, provided that after giving effect thereto (a) the Three Year Percentage of Earnings Capacity Transferred pursuant to this clause (iii) and clause (ii) of paragraph 6C(4) shall not exceed 10% and (b) the Three Year Percentage of Assets Transferred pursuant to this clause (iii) and clause (ii) of paragraph 6C(4) shall not exceed 10%.

        6C(8).    Sale or Discount of Receivables.    Sell with recourse, or discount or otherwise sell for less than the face value thereof, or subject to a Lien, any of its notes or accounts receivable other than receivables which are doubtful in accordance with generally accepted accounting principles.

        6C(9).    Related Party Transactions.    Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Party; provided that the foregoing shall not prohibit transactions which are engaged in the ordinary course of business and are on terms demonstrably no less favorable to the Company or a Subsidiary (as the case may be) than would be available in an "arm's-length" transaction.

7.    EVENTS OF DEFAULT.

        7A.    Acceleration.    If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i)    the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

          (ii)  the Company defaults in the payment of any interest on any Note for more than ten (10) days after the date due; or

          (iii)  the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $1,000,000; or

          (iv)  any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

          (v)  the Company fails to perform or observe any agreement contained in paragraph 6; or

          (vi)  the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

          (vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

          (viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

          (ix)  the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

          (x)  any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

          (xi)  any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xiii)    one or more final judgments in an aggregate amount in excess of $250,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (xiv) (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PGBC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (C) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV or ERISA shall exceed $250,000, (D) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company or any Subsidiary thereunder; any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default, the Required Holder(s) of the Notes of any Series may at its or their option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

        7B.    Rescission of Acceleration.    At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-

Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

        7C.    Notice of Acceleration or Rescission.    Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

        7D.    Other Remedies.    If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

        8.    REPRESENTATIONS, COVENANTS AND WARRANTIES.    The Company represents, covenants and warrants as follows (all references to "Subsidiary" and "Subsidiaries" in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

        8A.    Organization.    The Company is a corporation duly organized and existing in good standing under the laws of the State of Indiana, each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and the Company has and each Subsidiary has the corporate power to own its respective property and to carry on its respective business as now being conducted.

        8B.    Financial Statements.    The Company has furnished each Purchaser of the Existing Notes and any Accepted Notes with the following financial statements, identified by a principal financial officer of the Company: (i) consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the last Wednesday in September in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for each such year, all reported on by independent certified public accountants of recognized national standing and (ii) consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders' equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders' equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

        8C.    Actions Pending.    There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the

Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which could be reasonably expected to result in any material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

        8D.    Outstanding Debt.    Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraph 6C(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

        8E.    Title to Properties.    The Company has and each of its Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C(1). All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

        8F.    Taxes.    The Company has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

        8G.    Conflicting Agreements and Other Matters.    Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company to Prudential).

        8H.    Offering of Notes.    Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

        8I.    Use of Proceeds.    The proceeds of the Existing Notes have been used to refinance bank debt and for working capital purposes. None of the proceeds of the sale of any Shelf Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" as defined in Regulation U(12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock") or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Shelf Notes a "purpose credit" within the meaning of such Regulation U, unless the Company shall have delivered to the Purchaser which is purchasing such Shelf Notes, on the Closing Day for such Shelf Notes, an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Shelf Notes does not constitute a violation of such Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

        8J.    ERISA.    No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

        8K.    Governmental Consent.    Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

        8L.    Environmental Compliance.    The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental Laws except, in any such case, where failure to comply would not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

        8M.    Regulatory Status.    Neither the Company nor any Subsidiary is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Act of 1935, as amended, or (iii) a "public utility" within the meaning of the Federal Power Act, as amended.

        8N.    Absence of Financing Statements, etc.    Except with respect to Liens permitted by paragraph 6C(1) hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

        8O.    Disclosure.    Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Company or any of its Subsidiaries and which has not been set forth in this Agreement.

        8P.    Hostile Tender Offers.    None of the proceeds of the sale of any Shelf Notes will be used to finance a Hostile Tender Offer.

        9.    REPRESENTATIONS OF THE PURCHASERS.

        Each Purchaser represents as follows:

        9A.    Nature of Purchase.    Each Purchaser represents that such Purchaser is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser's or their property shall at all times be within such Purchaser's or their control. Each Purchaser understands that the

Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

        9B.    Source of Funds.    At least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such Purchaser to pay the purchase price of the Notes being purchased by such Purchaser hereunder:

          (i)    the Source is an "insurance company general account" of such Purchaser (as such term is defined under Section V of the United States Department of Labor's Prohibited Transaction Class Exemption ("PTCE") 95-60, issued July 12, 1995) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

          (ii)  the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

          (iii)  the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990) or (b) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (iv)  the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-12 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by and affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) identify of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

          (v)  the Source constitutes assets of a "plan(s)" (within the meaning of Section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

          (vi)  the Source is a governmental plan; or

          (vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

          (viii)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

        As used in this paragraph 9B, the terms "employee benefit plan," "governmental plan," and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

        10.    DEFINITIONS; ACCOUNTING MATTERS.    For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

        10A.    Yield-Maintenance Terms.

        "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

        "Designated Spread" shall mean 0% in the case of each Existing Note and 0% in the case of each Note of any other Series unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

        "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

        "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the Treasury Yield Monitor Page of Standard & Poor's MMS—Treasury Market Insight (or, if Standard & Poor's shall cease to report such yields in MMS—Treasury Market Insight or shall cease to be Prudential Capital Group's customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group's customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield will be rounded to that number of decimal places as appears in the coupon for the Notes.

        "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

        "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

        "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C, is put to the Company pursuant to paragraph 5G or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

        "Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

        10B.    Other Terms.

        "Acceptance" shall have the meaning specified in paragraph 2B(5).

        "Acceptance Day" shall have the meaning specified in paragraph 2B(5).

        "Acceptance Window" shall have the meaning specified in paragraph 2B(5).

        "Accepted Note" shall have the meaning specified in paragraph 2B(5).

        "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        "Authorized Officer" shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an "Authorized Officer" of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, P. Scott von Fischer, William Engelking, Julia Buthman, or any vice president of Prudential designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or by a member of its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

        "Available Facility Amount" shall have the meaning specified in paragraph 2B(1).

        "Bankruptcy Law" shall have the meaning specified in clause (viii) of paragraph 7A.

        "Business Day" shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which Prudential is not open for business.

        "Cancellation Date" shall have the meaning specified in paragraph 2B(8)(iv).

        "Cancellation Fee" shall have the meaning specified in paragraph 2B(8)(iv).

        "Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

        "Change in Control Event" shall be deemed to have occurred at such a time as a "person" or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Voting Stock of the Company.

        "Closing Day" shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the "Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to "original Closing Day" in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" shall mean The Steak N Shake Company, formerly known as Consolidated Products, Inc., a corporation organized and existing under the laws of the State of Indiana.

        "Confirmation of Acceptance" shall have the meaning specified in paragraph 2B(5).

        "Consolidated Assets" shall mean, as of any time of determination thereof, the total assets of the Company and Subsidiaries determined on a consolidated basis.

        "Consolidated Debt" shall mean, as of any time of determination thereof, the total amount of Debt of the Company and Subsidiaries determined on a consolidated basis.

        "Consolidated Net Income" shall mean, for any period, the net income of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles.

        "Consolidated Net Worth" shall mean, as of the date of any determination thereof, the sum of common stockholders' equity, plus non-liquidating preferred stock which is not redeemable at the option of the holder, all as reflected in the consolidated balance sheet of the Company and its Subsidiaries.

        "Consolidated Tangible Capitalization" shall mean, as of any time of determination thereof, the total sum of Consolidated Tangible Net Worth and Consolidated Debt at such time.

        "Consolidated Tangible Net Worth" shall mean, as of any time of determination thereof, the amount of net worth of the Company and Subsidiaries, determined on a consolidated basis, less (i) the book value of all Intangibles and (ii) any net gains or losses attributable to cumulative translation adjustments.

        "Credit Agreement" shall mean the Credit Agreement dated as of November 16, 2001 between the Company and Fifth Third Bank, Indiana (Central) relating to a $30,000,000 Revolving Line of Credit.

        "Current Debt" shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof, provided that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its terms matures on demand or within one year from the date of the creation thereof.

        "Debt" shall mean Current Debt and Funded Debt.

        "Debt Service Coverage Ratio" shall mean the ratio of (i) consolidated net income of the Company and Subsidiaries plus, to the extent deducted in determining the same, interest expense and rental expense to (ii) the sum of interest expense, rental expense and the current portion of Debt, in each case for the period of four consecutive fiscal quarters (or in the case of the current portion of Debt, as of the last day of the fiscal quarter) of the Company most recently ended as of any time of determination.

        "Delayed Delivery Fee" shall have the meaning specified in paragraph 2B(8)(iii).

        "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, all determined in accordance with generally accepted accounting principles.

        "Environmental Laws" shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

        "Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Existing Notes" shall mean the Series B Notes, the Series C Notes, the Series D Notes, the Series E Notes, the Series F Notes, the Series G Notes, and the Series H Notes.

        "Existing Shelf Agreement" shall have the meaning specified in paragraph 1A.

        "Facility" shall have the meaning specified in paragraph 2B(1).

        "Facility Fee" shall have the meaning specified in paragraph 2B(8)(i).

        "Funded Debt" shall mean with respect to any Person, all Indebtedness of such Person which by it terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof.

        "Guarantee" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

        "Hedge Treasury Note(s)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

        "Hostile Tender Offer" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

        "including" shall mean, unless the context clearly requires otherwise, "including without limitation".

        "Indebtedness" shall mean, with respect to any Person, without duplication, (i) all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, (iii) all Swaps, and (iv) all indebtedness of others with respect to which such Person has become liable by way of Guarantee.

        "Intangibles" shall mean any patents, trademarks, copyrights, trade names, licenses, operating agreements, treasury stock, deferred or capitalized research and development costs, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, deferred research and development costs, any write-up of asset value and any other amounts reflected in contra-equity accounts and any other assets treated as intangible assets in accordance with generally accepted accounting principles.

        "Issuance Fee" shall have the meaning specified in paragraph 2B(8)(ii).

        "Issuance Period" shall have the meaning specified in paragraph 2B(2).

        "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction), any interest or title of a lessor under a capital lease, or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

        "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA.

        "Notes" shall have the meaning specified in paragraph 1B.

        "Officer's Certificate" shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation.

        "Percentage of Assets Transferred" shall mean, with respect to each asset Transferred pursuant to clause (iii) of paragraph 6C(6) or clause (ii) of paragraph 6C(4), the ratio (expressed as a percentage) of (i) the value of such asset (which value, with respect to each asset, shall be the higher of its fair market value or its net book value on the date of its Transfer) to (ii) Consolidated Assets (determined as of the last day of the fiscal quarter immediately preceding the date of such Transfer).

        "Percentage of Earnings Capacity Transferred" shall mean, with respect to each asset Transferred pursuant to clause (iii) of paragraph 6C(6) or clause (ii) of paragraph 6C(4), the ratio (expressed as a percentage) of (i) aggregate net income produced by, or attributable to, such asset during the four fiscal quarter period most recently ended prior to the effective date of such Transfer to (ii) consolidated net income of the Company and its Subsidiaries for such four fiscal quarter period.

        "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

        "PICA" shall mean The Prudential Insurance Company of America.

        "Plan" shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

        "Priority Debt" shall mean, as of any time determination thereof, the aggregate amount of (i) Debt of the Company which is secured by any Lien and (ii) Debt of Subsidiaries, excluding in each case any Debt described in clauses (i), (ii) (iv) of paragraph 6C(2).

        "Prudential" shall mean Prudential Investment Management, Inc., a New Jersey corporation.

        "Prudential Affiliate" shall mean (i) any corporation or other entity controlling, controlled by, or under common control with Prudential, and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms "control", "controlling" and "controlled" shall mean the ownership, directly or through Subsidiaries, of a majority of a corporation's or other entity's Voting Stock or equivalent voting securities or interests.

        "Purchasers" shall mean with respect to any Accepted Notes, PICA and/or the Prudential Affiliate(s), which are purchasing such Accepted Notes.

        "Quotation" shall have the meaning specified in paragraph 2B(4).

        "Related Party" shall mean (i) any Significant Stockholder, (ii) all persons to whom any Significant Stockholder is related by blood, adoption or marriage and (iii) all Affiliates of the foregoing Persons.

        "Request for Purchase" shall have the meaning specified in paragraph 2B(3).

        "Required Holder(s)" shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

        "Rescheduled Closing Day" shall have the meaning specified in paragraph 2B(7).

        "Responsible Officer" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company, general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Series" shall have the meaning specified in paragraph 1B.

        "Series B Note(s)" shall mean the 7.70% Series B Senior Notes due September 27, 2005 in the original aggregate principal amount of $10,000,000, issued pursuant to the Existing Shelf Agreement.

        "Series C Note(s)" shall mean the 7.40% Series C Senior Note due September 27, 2005 in the original aggregate principal amount of $5,000,000, issued pursuant to the Existing Shelf Agreement.

        "Series D Note(s)" shall mean the 7.72% Series D Senior Note due August 23, 2006 in the original aggregate principal amount of $5,000,000, issued pursuant to the Existing Shelf Agreement.

        "Series E Note(s)" shall mean the 7.83% Series E Senior Note due August 23, 2006 in the original aggregate principal amount of $5,000,000, issued pursuant to the Existing Shelf Agreement.

        "Series F Note(s)" shall mean the 7.20% Series F Senior Note due August 23, 2007 in the original aggregate principal amount of $5,000,000, issued pursuant to the Existing Shelf Agreement.

        "Series G Note(s)" shall mean the 8.29% Series G Senior Note due August 23, 2010 in the original aggregate principal amount of $5,000,000, issued pursuant to the Existing Shelf Agreement.

        "Series H Note(s)" shall mean the 7.19% Series H Senior Note due February 23, 2008 in the original aggregate principal amount of $5,000,000, issued pursuant to the Existing Shelf Agreement.

        "Shelf Notes" shall have the meaning specified in paragraph 1B.

        "Significant Holder" shall mean (i) any Prudential Affiliate that holds any Note, or (ii) any other holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

        "Significant Stockholder" shall mean and include any Person who owns, beneficially or of record, directly or indirectly, at any time during any year with respect to which a computation is being made, either individually or together with all persons to whom such Person is related by blood, adoption or marriage, 5% or more of the Voting Stock of the Company.

        "Subsidiary" shall mean any corporation or partnership organized under the laws of any state of the United States of America, Canada, or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America or Canada, and at least 51% of the stock of every class of which or partnership interest, as the case may be, shall be owned by the Company either directly or through Subsidiaries.

        "Swaps" shall mean, with respect to any Person, payment obligations with respect to interest swaps or hedges, currency swaps or hedges and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

        "Three Year Percentage of Assets Transferred" shall mean, with respect to any twelve consecutive fiscal quarter period, the sum of the Percentages of Assets Transferred for the assets of the Company and its Subsidiaries that are Transferred during such period pursuant to clause (iii) of paragraph 6C(6) and clause (ii) of paragraph 6C(4).

        "Three Year Percentage of Earnings Capacity Transferred" shall mean, with respect to any twelve consecutive fiscal quarter period, the sum of the Percentages of Earnings Capacity Transferred for the assets of the Company and its Subsidiaries that are Transferred during such period pursuant to clause (iii) of paragraph 6C(6) and clause (ii) of paragraph 6C(4).

        "Transfer" shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

        "Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

        "Voting Stock" shall mean with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Wholly-Owned Subsidiary" shall mean a Subsidiary, all of the stock or of every class of which, except directors' qualifying shares or all of the partnership interests of which, is owned by the Company directly or through Wholly-Owned Subsidiary.

        10C.    Accounting Principles, Terms and Determinations.    All references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited financial statements delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

        11.    MISCELLANEOUS.

        11A.    Note Payments.    The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedules attached hereto in the case of any Existing Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

        11B.    Expenses.    The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the costs and expenses, including attorneys' fees, incurred by Prudential, any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser's or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case involving the Company. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

        11C.    Consent to Amendments.    This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and without the consent of any other holder of the Notes) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

        11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes.    The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to Prudential or Prudential Affiliates or to any other entity or group of affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each prepayment of principal payable on each prepayment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the prepayment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

        11E.    Persons Deemed Owners; Participations.    Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

        11F.    Survival of Representations and Warranties; Entire Agreement.    All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

        11G.    Successors and Assigns.    All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

        11H.    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid (i) the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

        11I.    Notices.    All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Existing Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 500 Century Building, 36 South Pennsylvania St., Indianapolis, Indiana, 46204, Attention: Chief Financial Officer. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

        11J.    Payments Due on Non-Business Days.    Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

        11K.    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        11L.    Descriptive Headings.    The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        11M.    Satisfaction Requirement.    If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

        11N.    Governing Law.    THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

        11O.    Severalty of Obligations.    The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

        11P.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

The remainder of this page is intentionally left blank.

        11Q.    Binding Agreement.    When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company and Prudential. This Agreement shall also inure to and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,
THE STEAK N SHAKE COMPANY
By:	/s/ JAMES W. BEAR
Name:	James W. Bear
Title:	Senior Vice President and Chief Financial Officer

The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/ P. SCOTT VON FISCHER
Vice President
PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By:	/s/ P. SCOTT VON FISCHER
Vice President

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  EXHIBIT 4.02